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                            CERTIFICATE OF AMENDMENT

                                       OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            PRIME HOSPITALITY CORP.

            Adopted in accordance with the provisions of Section 242
                    of the Delaware General Corporation Law



Prime Hospitality Corp., a Delaware corporation (the "Corporation"), by its Chairman and President, David A. Simon, and attested by its Secretary, Joseph Bernadino, DOES CERTIFY that:

         1. The Restated Certificate of Incorporation of the Corporation, filed in the office of the Secretary of State, State of Delaware on June 9, 1992, is amended by amending Article Fourth in its entirety as follows:

                 Fourth. (a) the total number of shares of capital stock which the corporation shall have the authority to issue is 95,000,000. consisting of: (i) 75,000,000 shares of Common Stock, par value of $0.01 per share; and (ii) 20,000,000 shares of Preferred Stock, par value $0.10 per share. Each holder of Common Stock shall be entitled to one vote per share of Common Stock with respect to votes of stockholders at annual or special meetings of the stockholders. The Preferred Stock may be issued from time to time in one or more series. The Board is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, for such consideration (not less than its par value) and with such designations, powers, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions, as shall be determined by the Board and fixed by resolution or resolutions adopted by the Board providing for the number of shares in each such series. In compliance with
                 Section 1123(a) (6) of the Bankruptcy Code, no nonvoting equity securities of the Corporation shall be issued hereunder by the Corporation.
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                          (b)  Holders of Common Stock shall not have
                 preemptive or other rights to subscribe for additional shares of Common Stock, or other shares of the Corporation.

         2. The Board of Directors of the Corporation, at a meeting held on March 21, 1995, adopt a resolution proposing and declaring advisable the amendment to the Restated Certificate of Incorporation of the Corporation.

         3. Such amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by vote of the stockholders of the Corporation at the Corporations annual meeting of stockholders held on May 16, 1995.

         IN WITNESS WHEREOF, Prime Hospitality Corp. has caused this certificate to be executed on its behalf by David A. Simon, its Chairman and President, hereby declaring and certifying and Joseph Bernadino, its Secretary, hereby attesting on May 16, 1995, that this is the act and deed of the Corporation and that the facts herein stated are true.

                                       PRIME HOSPITALITY CORP.



                                       By:   /s/ David A. Simon
                                           ---------------------------
                                           David A. Simon
                                           President and Chairman of the Board
                                                 of Directors



Attest:

         /s/ Joseph Bernadino
- ---------------------------------
         Joseph Bernadino
         Secretary